FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

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In the Matter of	)	CONSENT ORDER
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PARKE BANK	)
SEWELL, NEW JERSEY	)	FDIC-12-004b
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(INSURED STATE NONMEMBER BANK))
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The Federal Deposit Insurance Corporation ("FDIC") is the appropriate Federal banking agency for PARKE BANK, Sewell, New Jersey ("Bank"), under section 3(q) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1813(q).
    The Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER ("CONSENT AGREEMENT"), dated [                     ], that is accepted by the FDIC. With the CONSENT AGREEMENT, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to, among other things, its management, asset quality and Board participation and oversight, to the issuance of this Consent Order ("ORDER") by the FDIC.
    Having determined that the requirements for issuance of an order under section 8(b) of the Act, 12 U.S.C. § 1818(b), have been satisfied, the FDIC hereby orders that:
MANAGEMENT
1.    (a)    The Bank shall have and retain qualified management. At a minimum, such management shall include: a chief executive officer with proven ability in managing a bank of comparable size and complexity and experience in upgrading a low quality loan portfolio; a senior lending officer with an appropriate level of lending, collection, and loan supervision experience for the type and quality of the Bank’s loan portfolio; and a chief financial officer with demonstrated ability in all financial areas including, but not limited to, accounting, regulatory reporting, budgeting and planning, management of the investment function, liquidity management, and interest rate risk management. The Board shall provide the necessary written authority to management to implement the provisions of this ORDER.
   (b)    The qualifications of management shall be assessed on its ability to:
(i)             comply with the requirements of this ORDER;
(ii)    operate the Bank in a safe and sound manner;
(iii)       comply with applicable laws, rules, and regulations; and
(iv)    restore all aspects of the Bank to a safe and sound condition, including capital adequacy, asset quality, management effectiveness, earnings, liquidity, and sensitivity to interest rate risk.
BOARD PARTICIPATION
2.     (a)    The Board shall increase its oversight of the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the oversight of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.
(b)    This oversight shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; to the extent appropriate, new, overdue, renewal, insider, charged off, delinquent

(30 to 89 days), nonaccrual, nonperforming, classified and recovered loans; investment activity; internal loan watch; liquidity levels and funds management; adoption or modification of operating policies; individual committee reports; audit reports; information technology; internal control reviews including managements’ responses; asset liability management; reconciliation of general ledger accounts; and compliance with this ORDER. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
(c)    The Bank shall notify the Regional Director of the FDIC’s New York Regional Office ("Regional Director") and the Commissioner of Banking and Insurance of the State of New Jersey ("Commissioner") in writing of any resignations or terminations of any members of its Board or any of its "senior executive officers" (as that term is defined in section 303.101(b) of the FDIC’s Rules and Regulations) within 10 days of the event. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, or any change in the title or function of a senior executive officer or director, the Bank shall request and obtain the Regional Director’s and Commissioner’s written non-objection. Any notification required by this subparagraph shall include a description of the background and experience of any proposed new senior executive officer or Board member and must be received at least 30 days prior to the individual assuming the new position. The Bank shall also establish procedures to ensure compliance with section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 303.
LOSS CHARGE-OFF
3.    The Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" by the FDIC or the Commissioner in the current Report of

Examination that have not been previously collected or charged off. Elimination or reduction of such assets with the proceeds of other Bank extensions of credit shall not be considered "collection" for purposes of this paragraph. Thereafter, within 10 days after the receipt of any subsequent report of examination of the Bank from the FDIC or the Commissioner, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" in any subsequent report of examination that have not been previously collected or charged off.
REDUCTION OF DELINQUENCIES AND CLASSIFIED ASSETS
4.    (a)   Within 45 days from the effective date of this ORDER, the Bank shall formulate and submit for review as described in subparagraph (c), a written plan ("Delinquent and Classified Asset Plan") to reduce the Bank’s risk position in each asset in excess of $250,000 which is more than 90 days delinquent or classified "Substandard" or "Doubtful" in the current Report of Examination. Thereafter, the Delinquent and Classified Asset Plan shall be revised to reduce the Bank’s risk position in each asset in excess of $250,000 which becomes more than 90 days delinquent or classified "Substandard," "Doubtful" or listed for "Special Mention" in any report of examination. For purposes of this provision, "reduce" means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Regional Director and the Commissioner.
(b)    The Delinquent and Classified Asset Plan shall include, at a minimum, the following:
(i)    an action plan to review, analyze and document the current financial condition of each delinquent or adversely classified borrower including source of repayment,

repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position;
(ii)    a schedule for reducing the outstanding dollar amount of each delinquent or adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each adversely classified asset must show its dollar balance on a quarterly basis);
(iii)   specific action plans intended to reduce the Bank’s risk exposure in each classified asset;
(iv)           delineate areas of responsibility for loan officers; and
(v)            provide for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings.
(c)    The Delinquent and Classified Asset Plan shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Classified Asset Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Delinquent and Classified Asset Plan.
(d)    The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that has been charged off the books of the Bank or classified "Loss" in the current or any future Report of Examination, so long as such credit remains uncollected. If the Bank determines that failure to extend any additional credit would be substantially detrimental to the best interests of the Bank, a waiver or non-objection may be requested from the Regional Director and Commissioner. Such waiver request shall be made by the Board and contain a certification in writing as to the specific reasons why failure to advance additional funds would be substantially detrimental to the best interests of the Bank.
(e)    The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit is more than 90 days delinquent or has been classified "Substandard", "Doubtful", or is listed for "Special Mention" in the current or any future report of examination, and is uncollected, unless the Board, or designated committee thereof, provides, in writing, a detailed explanation of why the extension is in the best interest of the Bank. Prior to extending additional credit pursuant to this subparagraph, whether in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by the Board, who shall determine that:
(i)   the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, with a written explanation of why the failure to extend such credit would be detrimental;
(ii)    the extension of such credit would improve the Bank’s position, with a written explanatory statement of how and why the Bank’s position would improve; and
(iii)   an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.
(f)    The Board’s determinations and approval shall be recorded in the minutes of the Board meeting and copies shall be submitted to the Regional Director and the Commissioner at such times as the Bank submits the progress reports required by this ORDER or sooner upon the written request of the Regional Director or the Commissioner.
INTEREST RESERVES AND INTEREST-ONLY TERMS
5.     (a)    Within 30 days from the effective date of this ORDER, the Bank shall engage a qualified independent third party firm, acceptable to the Regional Director and the Commissioner, to conduct a review of all credits that have been originated, extended, or restructured with the use of interest reserves and/or interest-only conditions, identify repayment risks and regulatory accounting standards associated with this loan portfolio, including the borrower’s source of repayment, and prepare a written analysis and assessment of their findings ("Interest Reserve Report")
(b)    The Interest Reserve Report shall be developed within 90 days from the engagement of the third party and shall include, at a minimum:
(i)    identification and status of all credits that have been originated and/or held by the Bank, extended, or restructured with the use of interest reserves and/or interest-only terms or conditions, including name, original and outstanding loan amount and, with respect to interest reserve loans, the reserve dollar amount, term of the reserve and funding history of the reserve
(ii)   assessment of the borrower’s ability to repay and underlying collateral value;
(ii)   evaluation of management’s underwriting practices, risk rating process, and compliance with regulatory reporting requirement as it relates to the identified loan portfolio. This evaluation should include, but is not limited to, the Bank’s identification of problem assets and workout strategies, placement of credits on past due or non-accrual status, and compliance with guidance relating to troubled debt restructure ("TDR") as defined in the instructions to the quarterly Consolidated Reports of Condition and Income ("Call Report") and in the Policy Statement on Prudent Commercial Real Estate Loan Workouts (FIL-61-2009, issued October 30, 2009); and
(iv)   based on the findings of subparagraph (b), include an assessment of impact on the Bank’s earnings and Allowance for Loan and Lease Losses ("ALLL");
(c)    The Interest Reserve Report shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Interest Reserve Report, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Interest Reserve Report.
(d)    If applicable, within 30 days from the receipt of the Interest Reserve Report, the Bank shall review its Call Reports filed with the FDIC on or after December 31, 2010, and amend said reports if necessary to accurately reflect the financial condition of the Bank as of the date of each such report.
(e)    While the Order is in effect, all credits that are originated, extended, or restructured with the use of interest reserves or interest-only terms, need to be approved by the Board, or a designated committee thereof, who shall determine that:

(i)    the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, with a written explanation of why the failure to extend such credit would be detrimental;
(ii)   the extension of such credit would improve the Bank’s position, with a written explanatory statement of how and why the Bank’s position would improve; and
(iii)      an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.
(f)    The Board’s determinations and approval, as described in subparagraph 5(e), shall be recorded in the minutes of the Board meeting and copies shall be submitted to the Regional Director and the Commissioner at such times as the Bank submits the progress reports required by this ORDER or sooner upon the written request of the Regional Director or the Commissioner.
LOAN REVIEW PROGRAM
6.     (a)    Within 45 days from the effective date of this ORDER, the Board shall establish a program of independent loan review that will provide for a periodic review of the Bank’s loan portfolio and the identification and categorization of problem credits ("Loan Review Program").
(b)    At a minimum, the Loan Review Program shall provide for:
(i)    prompt identification of loans with credit weaknesses that warrant the special attention of management, including the name of the borrower, amount of the loan, reason why the loan warrants special attention; and assessment of the degree of risk that the loan will not be fully repaid according to its terms;

(ii)    prompt identification of all outstanding balances and commitments attributable to each obligor identified under the requirements of subparagraph (i), including outstanding balances and commitments attributable to related interests of such obligors, including the obligor of record, relationship to the primary obligor identified under subparagraph (i), and an assessment of the risk exposure from the aggregate relationship;
(iii)      identification of trends affecting the quality of the loan portfolio and potential problem areas;
(iv)   assessment of the overall quality of the loan portfolio;
(v)    identification of credit and collateral documentation exceptions;
(vi)   identification and status of violations of laws, rules, or regulations with respect to the lending function;
(vii)     identification of loans that are not in conformance with the Bank’s Loan Policy;
(viii)        identification of loans to directors, officers, principal shareholders, and their related interests; and
(ix)   a mechanism for reporting periodically, but in no event less than quarterly, the information developed in (i) through (viii) above to the Board.
(c)    The Loan Review Program shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Loan Review Program, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Loan Review Program.
LOAN POLICY
7.   (a)    Within 60 days from the effective date of this ORDER, the Bank shall conduct a review of the Bank’s loan policies and procedures for adequacy and, based upon such review, shall make all appropriate revisions to the loan policies and procedures ("Loan Policy") necessary to address the lending deficiencies identified in the current Report of Examination. The revised Loan Policy shall be submitted for review as described in subparagraph (c). The Board shall also establish review and monitoring procedures to ensure that all lending personnel adhere to the Loan Policy, and that the Board receives timely and fully documented reports on loan activity, including reports that identify deviations from the Loan Policy.
(b)    The Loan Policy shall, at minimum:
(i)    require that all extensions of credit originated or renewed by the Bank, including loans purchased from a third party (loan participations):
a.    have a clearly defined and stated purpose;
b.    have a predetermined and realistic repayment source and schedule, including secondary source of repayment;
c.    are supported by complete loan documentation, including lien searches, perfected security interests, and collateral valuations; and

d.    are supported by current financial information, profit and loss statements or copies of tax returns, and cash flow projections, which shall be maintained throughout the term of the loan; and are otherwise in conformance with the Loan Policy;
(ii)    require monthly monitoring and analyses of the Bank’s commercial real estate loan portfolio consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (FIL-104-2006, issued December 12, 2006);
(iii)    require appropriate risk management practices and guidelines for the restructuring of loans and for the timely identification and reporting of TDRs, as defined in the Call Report instructions and as outlined in the Policy Statement on Prudent Commercial Real Estate Loan Workouts (FIL-61-2009, issued October 30, 2009);
(iv)    incorporate limitations on the amount that can be loaned in relation to established collateral values, require the source of collateral valuations be identified, require that collateral valuations be completed prior to the commitment to lend funds, and require that collateral valuations be performed on a periodic basis over the term of the loan;
(v)     require accurate reporting of past due loans to the Board or the Bank’s loan committee at least monthly;
(vi)    require the individual reporting of loans granted as exceptions to the Loan Policy and aggregation of such loans in the portfolio;
(vii)   prohibit the capitalization of interest or loan-related expenses unless the Board or the Bank’s loan committee provides, in writing, a detailed explanation of why such action is in the best interest of the Bank;

(viii)         define the appropriate use of, and establish specific limitations for, interest-only and principal moratorium loan terms or conditions; and
(ix)    establish review and monitoring procedures for compliance with the FDIC’s appraisal regulation, 12 C.F.R. Part 323, and the Interagency Appraisal and Evaluation Guidelines (FIL-82-010, issued December 2, 2010).
(c)    The Loan Policy shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Loan Policy, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Loan Policy.
CONCENTRATIONS
8.    (a)    Within 90 days from the effective date of this ORDER, the Bank shall formulate and submit for review as described in subparagraph (b), a written plan to reduce and manage each of the concentrations of credit identified in the Bank’s most recent Report of Examination ("Concentrations Reduction Plan"). At a minimum, the Concentrations Reduction Plan shall provide for written procedures for the ongoing measurement and monitoring of the concentrations of credit, and a limit on concentrations commensurate with the Bank’s capital position, business strategy, management expertise, size, location, safe and sound banking practices, and the overall risk profile of the Bank. The Concentrations Reduction Plan shall prohibit any advances that would increase the concentration unless the advance is pursuant to an existing loan agreement and unless the Board, or a designated committee thereof, provides, in writing, a detailed explanation of why the extension is in the best interest of the Bank. Prior to extending additional credit pursuant to this paragraph, whether in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by the Board, or a designated committee thereof, who shall determine that:
(i)     the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, with a written explanation of why the failure to extend such credit would be detrimental;
(ii)    the extension of such credit would improve the Bank’s position, with a written explanatory statement of how and why the Bank’s position would improve; and
(iii)   an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.
(b)    The Board’s, or designated committee’s, determinations and approval shall be recorded in the minutes of the Board meeting and copies shall be maintained in the respective loan files
(c)    The Concentrations Reduction Plan shall include, but not be limited to:
(i)    dollar levels and percent of total Tier 1 capital to which the Bank shall reduce the concentration;
(ii)   timeframes for achieving the reduction in dollar levels in response to (i) above;
(iii)          provisions requiring compliance with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (FIL104-2006, issued December 12, 2006) and Managing Commercial Real Estate Concentrations in a Challenging Environment (FIL-22-2008, issued March 17, 2008);

(iv)    provisions for controlling and monitoring of CRE, including plans to address the rationale for CRE levels as they relate to growth and capital targets, segmentation and testing of the CRE portfolio to detect and limit concentrations with similar risk characteristics; and
(v)    provisions for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings.
(d)    The Concentrations Reduction Plan shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Concentrations Reduction Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Concentrations Reduction Plan.
PROFIT AND BUDGET PLAN
9.     (a)    Within 90 days from the effective date of this ORDER, and within the first 30 days of each calendar year thereafter, the Bank shall formulate and submit for review as described in subparagraph (c), a written profit and budget plan ("Profit Plan") consisting of goals and strategies, consistent with sound banking practices, and taking into account the Bank’s other written plans, policies, or other actions as required by this ORDER.
(b)    The Profit Plan shall include, at a minimum:
(i)    a description of the operating assumptions that form the basis for, and adequately support, material projected revenue and expense components;
(ii)   specific goals to maintain appropriate provisions to the ALLL;

(iii)      realistic and comprehensive budgets for all categories of income and expense;
(iv)      an executive compensation plan, addressing any and all salaries, bonuses and other benefits of every kind or nature whatsoever, both current and deferred, whether paid directly or indirectly, which plan incorporates qualitative as well as profitability performance standards for the Bank’s senior executive officers;
(v)       a budget review process to monitor the revenue and expenses of the Bank whereby actual performance is compared against budgetary projections not less than quarterly; and
(vi)      recording the results of the budget review and any actions taken by the Bank as a result of the budget review in the Board minutes.
(c)    The Profit Plan shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Profit Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Profit Plan.
(d)    Within 30 days following the end of each calendar quarter following completion of the Profit Plan required by this paragraph, the Board shall evaluate the Bank’s actual performance in relation to the Profit Plan, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Boards’ meeting at which such evaluation is undertaken. A copy of the evaluation, including any action taken, shall be submitted to the

Regional Director and Commissioner at such times as the Bank submits the progress reports required by paragraph 13 of this Order.
CORRECTION OF VIOLATIONS
10.   The Bank shall take all steps necessary, consistent with other provisions of this ORDER and safe and sound banking practices, to eliminate or correct and prevent unsafe or unsound banking practices, violations of law or regulation, and all contraventions of regulatory policies or guidelines cited in the current Report of Examination.
COMPLIANCE COMMITTEE
11.   (a)    Within 30 days from the effective date of this ORDER, the Board shall establish a compliance committee ("Compliance Committee") composed of at least three directors who are not now, and have never been, involved in the daily operations of the Bank, and whose composition is acceptable to the Regional Director and Commissioner, to monitor and ensure the Bank’s compliance with this ORDER.
(b)    Within 45 days from the effective date of this ORDER, and at monthly intervals thereafter, such Compliance Committee shall prepare and present to the Board a written report of its findings, detailing the form, content, and manner of any action taken to ensure compliance with this ORDER and the results thereof, and any recommendation with respect to such compliance. Such progress reports shall be included in the Board minutes. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

DIVIDEND RESTRICTION
12.    The Bank shall not declare or pay any dividend without the prior written consent of the Regional Director and the Commissioner.
PROGRESS REPORTS
13.   Within 30 days from the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Commissioner written progress reports detailing the form, manner, and results of any actions taken to secure compliance with this ORDER. All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the Board minutes.
SHAREHOLDER DISCLOSURE
14.    Within 30 days from the effective date of this ORDER, the Bank shall send a copy of this ORDER, or otherwise furnish a description of this ORDER, to its parent holding company. The description shall fully describe the ORDER in all material respects.
The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.
This ORDER shall be effective on the date of issuance.
The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC.

Issued Pursuant to Delegated Authority

Dated:	April __, 2012

By:

Doreen R. Eberley
Regional Director
Federal Deposit Insurance Corporation